EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Fourth Quarter, Full Year Results

•
Generated full year net earnings of $396 million and Adjusted EBITDA of $1.3 billion
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Returned $735 million in total cash back to shareholders based on 2024 results and actions, including $153 million of share repurchase completed in 2024
•
Delivered a significant year-over-year increase in Natural Climate Solutions results
•
Received approval for company’s second forest carbon project and monetized approximately 50,000 credits in the fourth quarter
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Announced strategic investment to build new engineered wood products facility in Arkansas
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Enhanced company’s Southern Timberlands portfolio with strategic transactions in Alabama totaling approximately $244 million in 2024

SEATTLE, January 30, 2025 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $81 million, or 11 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $219 million, or 30 cents per diluted share, on net sales of $1.8 billion for the same period last year and net earnings of $28 million for third quarter 2024. There were no special items in fourth quarter 2024. Net earnings before special items was $121 million for the same period last year and $35 million for third quarter 2024. Adjusted EBITDA for fourth quarter 2024 was $294 million, compared with $321 million for the same period last year and $236 million for third quarter 2024.

For full year 2024, Weyerhaeuser reported net earnings of $396 million, or 54 cents per diluted share, on net sales of $7.1 billion. This compares with net earnings of $839 million on net sales of $7.7 billion for full year 2023. Full year 2024 includes a total after-tax benefit of $12 million for special items. Excluding these items, the company reported net earnings of $384 million, or 53 cents per diluted share. This compares with net earnings before special items of $749 million for full year 2023. Adjusted EBITDA for full year 2024 was $1.3 billion, compared with $1.7 billion for full year 2023.

In 2024, the company delivered strong results from its Natural Climate Solutions business, generating $55 million of operating income. Adjusted EBITDA was $84 million, a 79 percent increase compared to 2023. The company is encouraged by continued market development and demand for its climate solutions offerings and remains on track to reach $100 million of Adjusted EBITDA by year end 2025.

“Our performance in 2024 reflects solid execution against a challenging market backdrop,” said Devin W. Stockfish, president and chief executive officer. “Our teams drove meaningful improvements across each of the value levers of our investment thesis in 2024, and we continued to demonstrate the durability of our portfolio and the flexibility of our capital allocation framework across market cycles. Notably, we grew our timberlands through strategic acquisitions in Alabama, announced an investment to expand our EWP portfolio, advanced our Natural Climate Solutions business and captured additional operational excellence improvements. We also increased our base dividend by 5.3 percent and repurchased $153 million of our shares. Entering 2025, our balance sheet is strong, and we are well positioned to capitalize as market conditions improve. We remain focused on achieving our multi-year targets, serving our customers and driving long-term value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2024	2024	2023	2024	2023
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$1,681	$1,708	$1,774	$7,124	$7,674
Net earnings	$28	$81	$219	$396	$839
Net earnings per diluted share	$0.04	$0.11	$0.30	$0.54	$1.15
Weighted average shares outstanding, diluted	728	728	731	729	732
Net earnings before special items(1)(2)	$35	$81	$121	$384	$749
Net earnings per diluted share before special items(1)	$0.05	$0.11	$0.16	$0.53	$1.02
Adjusted EBITDA(1)	$236	$294	$321	$1,292	$1,694
Net cash from operations	$234	$218	$288	$1,008	$1,433
Adjusted FAD(3)	$137	$69	$92	$567	$986
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q3	Q4	Change
Net sales	$493	$497	$4
Net contribution to pretax earnings	$57	$62	$5
Adjusted EBITDA	$122	$126	$4

Q4 2024 Performance – In the West, fee harvest volumes were slightly lower than the third quarter. Domestic sales volumes were moderately higher and export volumes were lower as the company shifted volumes from China to domestic customers. Sales realizations were slightly lower due to mix, per unit log and haul costs were comparable, and forestry and road costs were seasonally lower. In the South, fee harvest volumes and forestry and road costs were higher as operating activities in certain regions shifted from the prior quarter due to wet weather conditions. Sales realizations were slightly higher due to mix, while per unit log and haul costs were comparable.

Q1 2025 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be approximately $20 million higher than the fourth quarter. In the West, the company expects fee harvest volumes and per unit log and haul costs to be slightly higher. Sales volumes and realizations are expected to be moderately higher, primarily for domestic logs. Forestry and road costs are expected to be seasonally lower. In the South, the company expects fee harvest volumes, sales realizations and forestry and road costs to be comparable. Per unit log and haul costs are expected to be slightly higher.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q3	Q4	Change
Net sales	$89	$86	$(3)
Net contribution to pretax earnings	$51	$46	$(5)
Adjusted EBITDA	$77	$76	$(1)

Q4 2024 Performance – Earnings decreased from the third quarter, while Adjusted EBITDA was comparable. The number of acres sold increased due to the timing of transactions. The average price per acre was comparable and the average basis as a percentage of real estate sales was higher due to the mix of properties sold.

Q1 2025 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be comparable to the fourth quarter due to the timing and mix of real estate sales. The company expects full year 2025 Adjusted EBITDA for the segment will be approximately $350 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q3	Q4	Change
Net sales	$1,235	$1,263	$28
Net contribution to pretax earnings	$27	$106	$79
Pretax charge for special items	$10	$—	$(10)
Net contribution to pretax earnings before special items	$37	$106	$69
Adjusted EBITDA	$91	$161	$70

Q4 2024 Performance – Sales realizations for lumber and oriented strand board increased 9 percent and 5 percent, respectively, compared with third quarter averages. Production volumes for lumber were moderately higher as the company returned to a more normal operating posture. Sales volumes and unit manufacturing costs were comparable, and log costs were slightly lower. For oriented strand board, production and sales volumes were higher, and unit manufacturing costs were moderately lower, given less downtime for planned annual maintenance. Fiber costs were comparable. For engineered wood products, sales realizations were moderately lower for solid section and I-joist products and slightly higher for plywood. Sales volumes were slightly higher, primarily for solid section products. Raw material and unit manufacturing costs were slightly lower. Distribution results were lower than the third quarter due to seasonally lower sales volumes.

Q1 2025 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be slightly higher than the fourth quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, slightly higher log costs, and lower unit manufacturing costs. For oriented strand board, the company anticipates moderately higher sales volumes and slightly higher fiber and unit manufacturing costs. For engineered wood products, the company expects slightly higher sales volumes, comparable sales realizations, and slightly higher raw material costs, primarily for oriented strand board webstock. For distribution, the company anticipates slightly higher results compared to the fourth quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.4 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2024, the company generated $7.1 billion in net sales and employed approximately 9,400 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 31, 2025, to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 31, 2025.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13748393) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13748393). Replays will be available for two weeks at 1-844-512-2921 (access code: 13748393) from within North America, and at 1-412-317-6671 (access code: 13748393) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: our future operating performance and delivery of long-term shareholder value and returns; achievement of multi-year goal targets; completion of a new engineered wood products facility; earnings before special items and Adjusted EBITDA for our Timberlands, Real Estate, Energy & Natural Resources and Wood Products segments; fee harvest volumes, sales volumes, sales realizations, per unit log and haul costs and forestry and road costs for our Timberlands segment; the timing and mix of real estate sales for our Real Estate, Energy & Natural Resources segment; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, fiber costs and unit manufacturing costs for our oriented strand board business; sales volumes, sales realizations and raw material costs for our engineered wood products business; results for our distribution business; and our 2025 goal for annual Adjusted EBITDA in our Natural Climate Solutions business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” “will” and similar words and expressions or reference events to occur in a future time period. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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restrictions on international trade and tariffs imposed on imports or exports;

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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;
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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
•
changes in accounting principles; and
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other risks and uncertainties identified in our 2023 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$396
Interest expense, net of capitalized interest					269
Income taxes					31
Net contribution (charge) to earnings	$280	$216	$457	$(257)	$696
Non-operating pension and other post-employment benefit costs	—	—	—	42	42
Interest income and other	(1)	—	—	(52)	(53)
Operating income (loss)	279	216	457	(267)	685
Depreciation, depletion and amortization	260	13	219	10	502
Basis of real estate sold	—	120	—	—	120
Special items included in operating income (loss)(1)	—	—	(15)	—	(15)
Adjusted EBITDA	$539	$349	$661	$(257)	$1,292
(1)
Operating income (loss) for Wood Products includes pretax special items consisting of a $25 million product remediation recovery and a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$839
Interest expense, net of capitalized interest					280
Income taxes					98
Net contribution (charge) to earnings	$488	$211	$709	$(191)	$1,217
Non-operating pension and other post-employment benefit costs	—	—	—	45	45
Interest income and other	—	—	—	(76)	(76)
Operating income (loss)	488	211	709	(222)	1,186
Depreciation, depletion and amortization	267	16	210	7	500
Basis of real estate sold	—	93	—	—	93
Special items included in operating income (loss)(1)(2)(3)	(109)	—	(14)	38	(85)
Adjusted EBITDA	$646	$320	$905	$(177)	$1,694
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of an $84 million gain on the sale of timberlands and a $25 million legal benefit.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $14 million insurance recovery.
(3)
Operating income (loss) for Unallocated Items includes pretax special items consisting of an $11 million noncash environmental remediation charge and $27 million of legal expense.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$81
Interest expense, net of capitalized interest					66
Income taxes					(7)
Net contribution (charge) to earnings	$62	$46	$106	$(74)	$140
Non-operating pension and other post-employment benefit costs	—	—	—	11	11
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	62	46	106	(73)	141
Depreciation, depletion and amortization	64	3	55	4	126
Basis of real estate sold	—	27	—	—	27
Adjusted EBITDA	$126	$76	$161	$(69)	$294

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$28
Interest expense, net of capitalized interest					69
Income taxes					(15)
Net contribution (charge) to earnings	$57	$51	$27	$(53)	$82
Non-operating pension and other post-employment benefit costs	—	—	—	10	10
Interest income and other	—	—	—	(14)	(14)
Operating income (loss)	57	51	27	(57)	78
Depreciation, depletion and amortization	65	3	54	3	125
Basis of real estate sold	—	23	—	—	23
Special items included in operating income (loss)(1)	—	—	10	—	10
Adjusted EBITDA	$122	$77	$91	$(54)	$236
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$219
Interest expense, net of capitalized interest					72
Income taxes					(3)
Net contribution (charge) to earnings	$186	$50	$119	$(67)	$288
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(22)	(22)
Operating income (loss)	186	50	119	(77)	278
Depreciation, depletion and amortization	66	4	54	2	126
Basis of real estate sold	—	13	—	—	13
Special items included in operating income (loss)(1)(2)(3)	(109)	—	(14)	27	(96)
Adjusted EBITDA	$143	$67	$159	$(48)	$321
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of an $84 million gain on the sale of timberlands and a $25 million legal benefit.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $14 million insurance recovery.
(3)
Operating income (loss) for Unallocated includes a pretax special item consisting of $27 million of legal expense.

The table below reconciles Natural Climate Solutions Adjusted EBITDA for the year ended December 31, 2024:

2024
(millions)	Full Year
Operating income	$55
Depreciation, depletion and amortization	1
Basis of real estate sold	28
Adjusted EBITDA	$84

We have not provided a reconciliation of forecasted Adjusted EBITDA related to Natural Climate Solutions to the most comparable GAAP measure because Adjusted EBITDA excludes the impact of certain items described in the definition included on page 2 of this release and management cannot estimate the impact these items will have on Adjusted EBITDA without unreasonable effort. We believe that the probable significance of providing this forward-looking non-GAAP financial measure without a reconciliation to operating income is that investors and analysts will have certain information that we believe is useful and meaningful regarding our Natural Climate Solutions business, but they will not have that information on a GAAP basis. As a result, investors and analysts may be unable to accurately compare the expected impact to our historical results or the results or expected results of other companies that may have treated such matters differently. Management believes that, given the inherent uncertainty of forward-looking statements, investors and analysts will be able to understand and appropriately take into account the limitations in the information we have provided. Investors are cautioned that we cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from Adjusted EBITDA. Accordingly, the actual effect of these items, when determined, could potentially be significant to the calculation of Adjusted EBITDA over the medium-term.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (INCOME TAX AFFECTED)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2024	2024	2023	2024	2023
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings	$28	$81	$219	$396	$839
Environmental remediation charge	—	—	—	—	8
Gain on sale of timberlands	—	—	(83)	—	(83)
Insurance recovery	—	—	(10)	—	(10)
Legal benefit	—	—	(25)	—	(25)
Legal expense	—	—	20	—	20
Product remediation recovery	—	—	—	(19)	—
Restructuring, impairments and other charges	7	—	—	7	—
Net earnings before special items	$35	$81	$121	$384	$749

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2024	2024	2023	2024	2023
	Q3	Q4	Q4	Full Year	Full Year
Net earnings per diluted share	$0.04	$0.11	$0.30	$0.54	$1.15
Environmental remediation charge	—	—	—	—	0.01
Gain on sale of timberlands	—	—	(0.12)	—	(0.12)
Insurance recovery	—	—	(0.01)	—	(0.01)
Legal benefit	—	—	(0.03)	—	(0.03)
Legal expense	—	—	0.02	—	0.02
Product remediation recovery	—	—	—	(0.02)	—
Restructuring, impairments and other charges	0.01	—	—	0.01	—
Net earnings per diluted share before special items	$0.05	$0.11	$0.16	$0.53	$1.02

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2024	2024	2023	2024	2023
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net cash from operations	$234	$218	$288	$1,008	$1,433
Capital expenditures	(97)	(149)	(196)	(416)	(447)
Adjustments to FAD(1)	—	—	—	(25)	—
Adjusted FAD	$137	$69	$92	$567	$986
(1)
Adjustments to FAD include a $25 million product remediation recovery received in second quarter 2024.